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Exhibit 2.5
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                    FORM OF NONQUALIFIED STOCK OPTION AWARD
                     PURSUANT TO THE GLOBAL E TUTOR, INC.
                           2000 STOCK INCENTIVE PLAN

     THIS AWARD is made as of the Grant Date, by Global E Tutor, Inc. (the "Company") to _____________________ (the "Optionee"). Upon and subject to the Terms and Conditions attached hereto and incorporated herein by reference, the Company hereby awards as of the Grant Date to Optionee a Nonqualified Stock Option (the "Option"), as described below, to purchase the Option Shares.

A.   Grant Date:  _________________, ________.

B.   Type of Option: Nonqualified Stock Option.

C. Plan (under which Option is granted): Global E Tutor, Inc. 2000 Stock Incentive Plan.

D. Option Shares: All or any part of __________ shares of the Company's Stock (the "Stock"), subject to adjustment as provided in the attached Terms and Conditions.

E. Exercise Price: $______ per share, subject to adjustment as provided in the attached Terms and Conditions.

F. Option Period: The Option may be exercised only during the Option Period which commences on the Grant Date and ends, generally, on the earliest of:

     (i)      the tenth (10/th/) anniversary of the Grant Date;

     (ii) three (3) months following the date the Optionee ceases to perform services as an employee, director, or consultant of the Company or an Affiliate (as defined in the Plan) for any reason other than death, Disability (defined in the Plan) or termination by the Company with Cause;

     (iii) twelve (12) months following the date the Optionee ceases to perform services as either an employee or consultant of the Company or an Affiliate due to death or Disability;

     (iv) the date the Optionee ceases to perform services as either an employee, director, or consultant of the Company or an Affiliate due to termination by the Company or an Affiliate with Cause;

     (v) the date the Optionee violates any nonsolicitation or non-compete agreement with the Company or an Affiliate; or

     (vi)     the date the Optionee engages in Competition with the Company.

     The Option may only be exercised as to the vested Option Shares determined pursuant to the Vesting Schedule. Note that other restrictions to exercising the Option, as described in the attached Terms and Conditions, may apply.

G. Vesting Schedule: The Option shall become vested in accordance with the vesting schedule attached hereto as Exhibit 3. Any portion of the Option which is not vested at the Optionee's termination of employment with or services to the Company shall be forfeited to the Company.

     IN WITNESS WHEREOF, the Company and Optionee have executed and sealed this Award as of the Grant Date set forth above.

                                             Global E Tutor, Inc.

____________________________________         By:________________________________
Optionee
                                             Title:_____________________________